Exhibit 99.4

LETTER TO REGISTERED HOLDERS AND DTC PARTICIPANTS

Regarding the Offer to Exchange

8% Senior Subordinated Notes due 2011 of The Titan Corporation

that have been registered under the Securities Act of 1933

for

any and all outstanding unregistered 8% Senior Subordinated Notes due 2011 and the

Solicitation of Consents to the Proposed Amendments related to the 8% Senior Subordinated Notes due 2011

To Registered Holders and The Depository Trust Company Participants:

We are enclosing herewith a Prospectus, dated , 2003, of The Titan Corporation, a Delaware corporation (“Titan”), relating to the offer by Titan (the “Exchange Offer”) to exchange its new 8% Senior Subordinated Notes due 2011 (the “Exchange Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding unregistered 8% Senior Subordinated Notes due 2011 (the “Outstanding Notes”) upon the terms and subject to the conditions set forth in the Prospectus and the enclosed Letters of Transmittal.

The Prospectus also relates to the solicitation of consents (the “Consents”) by Titan (the “Consent Solicitation”) to proposed amendments (the “Proposed Amendments”) to (a) the Indenture, dated May 15, 2003, among Titan, certain of its domestic subsidiaries as guarantors (the “Guarantors”), and Deutsche Bank Trust Company Americas as trustee (the “Trustee”), pursuant to which the Outstanding Notes were issued (the “Indenture”), and (b) the Registration Rights Agreement, dated as of May 15, 2003 by and among Titan, the Guarantors and the initial purchasers of the Outstanding Notes (the “Registration Rights Agreement”), upon the terms and subject to the conditions set forth in the Prospectus and the enclosed Letters of Transmittal.

Titan is soliciting Consents to the Proposed Amendments to satisfy Titan’s obligations under a merger agreement, dated as of September 15, 2003, relating to the proposed merger of Titan with a wholly-owned subsidiary of Lockheed Martin Corporation. The proposed merger is conditioned on, among other things, receipt of Consents to the Proposed Amendments from holders (“Holders”) of at least a majority in aggregate principal amount of Outstanding Notes (the “Requisite Consents”).

These Proposed Amendments seek to release the subsidiaries of Titan that are currently Guarantors under the Indenture and remove or amend most of the restrictive covenants and reporting requirements contained in the Indenture. In addition, Titan is seeking the Consents of Holders of Outstanding Notes to provide for the termination of the Registration Rights Agreement following completion of the Exchange Offer. In consideration for consenting to the Proposed Amendments, Holders of Outstanding Notes who return their Consent prior to 5:00 p.m., New York City time, on 2003 (the “Consent Fee Deadline”) will receive a consent fee in an amount equal to      % of the principal amount of the Outstanding Notes held by the Holder (the “Consent Fee”) if the Requisite Consents are received and the proposed merger is completed. If the Consent of a Holder is not received prior to the Consent Fee Deadline, such Holder will not receive the Consent Fee. In addition, Lockheed Martin is offering to fully and unconditionally guarantee Titan’s obligations under the Indenture if the Requisite Consents are obtained and the proposed merger is completed.

Enclosed herewith are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal and Consent for Holders to tender Outstanding Notes and deliver Consents related thereto;

3.	Letter of Transmittal for Holders to tender Outstanding Notes without Consent;

4.	Notice of Guaranteed Delivery;

5.	Instructions to Registered Holder or DTC Participant from Beneficial Owner;

6.	Letter which may be sent to your clients for whose account you hold definitive registered notes or book-entry interests representing Outstanding Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instructions with regard to the Exchange Offer and Consent Solicitation; and

7.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. THE CONSENT FEE DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON , 2003, UNLESS EXTENDED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2004, UNLESS EXTENDED.

The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered. Titan intends to complete the Exchange Offer even if the proposed merger is not completed. If the proposed merger is not completed for any reason, the Proposed Amendments will not become operative, Lockheed Martin will not become a guarantor of the Notes and consenting Holders will not receive a Consent Fee. If the proposed merger is completed and the Proposed Amendments become operative, Lockheed Martin will become a guarantor of the Notes.

To participate in the Exchange Offer and Consent Solicitation, a beneficial Holder must either (i) cause to be delivered to Deutsche Bank Trust Company Americas (the”Exchange Agent”) a properly executed Letter of Transmittal or Letter of Transmittal and Consent, as applicable, together with the definitive registered notes representing Outstanding Notes in proper form for transfer, (ii) cause a DTC Participant to tender such Holder’s Outstanding Notes to the Exchange Agent’s account maintained at The Depository Trust Company (“DTC”) for the benefit of the Exchange Agent through DTC’s Automated Tender Offer Program (“ATOP”), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal, or (iii) cause a DTC Participant to deliver such Holder’s Consent and tender such Holder’s Outstanding Notes to the Exchange Agent’s account maintained at the DTC for the benefit of the Exchange Agent through ATOP including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal and Consent. By complying with DTC’s ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Outstanding Notes all provisions of the Letter of Transmittal or Letter of Transmittal and Consent, as the case may be, applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal or Letter of Transmittal and Consent, as the case may be, to the Exchange Agent. You will need to contact those of your clients for whose account you hold definitive registered notes or book-entry interests representing Outstanding Notes and seek their instructions regarding the Exchange Offer and Consent Solicitation.

Pursuant to the applicable Letter of Transmittal, each Holder of Outstanding Notes will represent to Titan and the Guarantors that: (i) the Exchange Notes or book-entry interests therein to be acquired by such Holder and any beneficial owner(s) of such Outstanding Notes or interests therein (“Beneficial Owner(s)”) in connection with the Exchange Offer are being acquired by such Holder and any Beneficial Owner(s) in the ordinary course of business of the Holder and any Beneficial Owner(s), (ii) the Holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, (iii) if the Holder or Beneficial Owner is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations, (iv) if the Holder or Beneficial Owner is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985, (v) the Holder and each Beneficial Owner acknowledge and agree that any person who is participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes or interests therein acquired by such person and cannot rely on the position of the staff of the Securities Exchange Commission (the “Commission”) set forth in certain no-action letters, (vi) the Holder and each Beneficial Owner understand that a secondary resale transaction described in clause (v) above and any resales of Exchange Notes or interests therein obtained by such Holder in exchange for Outstanding Notes or interests therein originally acquired by such Holder directly from Titan should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (vii) neither the Holder nor any Beneficial Owner(s) is an “affiliate,” as defined in Rule 405 under the Securities Act, of Titan. Upon a request by Titan, a Holder or Beneficial Owner will deliver to Titan a legal opinion confirming its representation made in clause (vii) above. If the tendering Holder of Outstanding Notes is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (whether or not it is also an “affiliate”) that will receive Exchange Notes for its own account pursuant to the Exchange Offer, the tendering Holder will represent on behalf of itself that the Outstanding Notes to be exchanged for the Exchange Notes were acquired as a result of market-making activities or other trading activities, and acknowledge on its own behalf that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such tendering Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed “Instructions to Registered Holder or DTC Participant from Beneficial Owner” form contains an authorization by the Beneficial Owner(s) of Outstanding Notes for you to make the foregoing representations. You should forward this form to your clients and ask them to complete it and return it to you. You will then need to tender Outstanding Notes and, as applicable, deliver any Consents related thereto, on behalf of those of your clients who ask you to do so.

Titan will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes and Consents pursuant to the Exchange Offer and Consent Solicitation. Titan will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in the section “The Exchange Offer—Fees and Expenses” of the enclosed Prospectus.

Additional copies of the enclosed material may be obtained from the Exchange Agent.

Very truly yours,

THE TITAN CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF TITAN OR THE EXCHANGE AGENT OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER AND CONSENT SOLICITATION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.